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                                                                     Exhibit 5.2


                                 July 15, 2002


NMHG Holding Co.
650 N.E. Holladay Street, Suite 1600
Portland, Oregon 87232

     RE:  $250,000,000 10% SENIOR NOTES DUE 2009
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Ladies and Gentlemen:

     We have acted as counsel to NMHG Oregon, Inc., an Oregon corporation (the "Company"), solely for the purposes of providing this and other opinion letters in connection with the Company's issuance of a guarantee (the "Guarantee") of up to $250,000,000 aggregate principal amount of 10% Senior Notes due 2009 (the "Notes") of NMHG Holding Co., a Delaware Corporation ("Holdco"), issued or to be issued pursuant to the Indenture, dated as of May 9, 2002, by and among Holdco, as issuer, and Hyster-Yale Materials Handling, Inc., NMHG Distribution Co., NACCO Materials Handling Group, Inc., Hyster Overseas Capital Corporation, LLC, and the Company, as guarantors, and U.S. Bank National Association, as trustee.

     In rendering this opinion, we have examined such documents and records, and matters of law as we have deemed necessary for purposes of this opinion. As to matters of fact bearing upon the opinions expressed herein, we have, without investigation, relied upon the representations given by the Company in certificates provided to us. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Guarantee of the Company has been validly executed and delivered and constitutes a valid and binding obligation of the Company.

     The opinions set forth herein are subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and the effect of general principles of equity, whether applied by a court of law or equity. Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of Oregon. We express no opinion with respect to the law of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 of Holdco to be filed with the Securities and Exchange
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NMHG Holding Co.
July 15, 2002
Page


Commission in connection with the issuance of the Notes and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                              Very truly yours,





                              /s/ PERKINS COIE LLP